                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             CROWN VANTAGE INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

April 1, 1997


Dear Shareholder:

    I invite you to the second Annual Meeting of Shareholders of Crown Vantage Inc. The meeting will be held at 11:00 a.m. (Pacific Daylight Time) on Tuesday, May 6, 1997, at the Kaiser Center Auditorium, 2nd Floor, 300 Lakeside Drive, Oakland, California. A Notice of Annual Meeting and a Proxy Statement covering the formal business of the meeting are enclosed, along with the Company's Annual Report to Shareholders for the 1996 fiscal year. During the meeting, I will provide a review of operations and the outlook for the future.

    It is important to your Company that your shares be represented at the meeting whether or not you expect to attend. Please promptly sign, date and return the proxy card in the accompanying postage-paid envelope.

                                        Sincerely,

                                        /s/ Ernest S. Leopold

                                        Ernest S. Leopold
                                        CHAIRMAN, PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER

                              CROWN VANTAGE INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 6, 1997

TO THE SHAREHOLDERS OF
CROWN VANTAGE INC.

    Notice is hereby given that the Annual Meeting of Shareholders of Crown Vantage Inc. (the "Company") will be held at 11:00 a.m., local time, on Tuesday, May 6, 1997, at Kaiser Center Auditorium, 2nd Floor, 300 Lakeside Drive, Oakland, California, for the following purposes:

    1. To elect a Board of Directors consisting of eight (8) persons to serve for the ensuing year; and

    2.  To transact such other business as may properly come before the meeting.

    The close of business on March 4, 1997, has been fixed as the record date to determine the shareholders entitled to vote at the Annual Meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the enclosed proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 29, 1996, is being mailed to you with this Notice and the Proxy Statement.

    You are cordially invited to attend the meeting.

                                        By order of the Board of Directors



April 1, 1997                           Christopher M. McLain
                                        SECRETARY

                              CROWN VANTAGE INC.
                              300 Lakeside Drive
                           Oakland, California 94612

                               PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 6, 1997

    This Proxy Statement, which is being mailed to shareholders on or about April 1, 1997, is furnished in connection with the solicitation by the Board of Directors (the "Board") of Crown Vantage Inc. ("Crown Vantage" or the "Company") of proxies in the form accompanying this Proxy Statement to be voted at the Annual Meeting of Shareholders to be held at 11:00 a.m. local time on Tuesday, May 6, 1997 at Kaiser Center Auditorium, 2nd Floor, 300 Lakeside Drive, Oakland, California, and any adjournment thereof (the "Meeting").

    The cost of solicitation of proxies will be borne by the Company. Solicitation will be made initially by mail; however, the Directors, officers and employees of the Company and its subsidiaries may, without additional compensation, solicit proxies by telephone, telegraph or personal interview. The Company intends to engage Georgeson & Co. to solicit proxies from brokers, banks and other institutional holders at an estimated fee of approximately $7,500 plus reimbursable expenses.

    Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the shareholder from voting in person at the Meeting. The persons named in the form of proxy solicited by the Board will vote all proxies that have been properly executed. If a shareholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted FOR the election of the nominees for Directors named herein.

    Certain information below refers to a spin-off (the "Spin-Off") in which all of the Company's outstanding shares were distributed (the "Distribution") ratably on August 25, 1995, to the holders of record on that date of the common stock of James River Corporation of Virginia ("James River"). Prior to the Spin-Off, the Company was a wholly owned subsidiary of James River.

                              VOTING SECURITIES

    The only class of voting stock is the Company's common stock, no par value ("Common Stock"). Holders of record of the Common Stock at the close of business on March 4, 1997 (the "Record Date"), will be entitled to receive notice of, and to vote at, the Meeting and any adjournment thereof. As of the Record Date, there were 9,101,410 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented to the shareholders.

    Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum. Shares for which the holder has elected to abstain or has withheld authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the outcome of the vote on such matter. A "broker non-vote" is a vote withheld by a broker on a particular matter in accordance with stock exchange regulations because the broker has not received instructions from the customer for whose account the shares are held. With respect to matters submitted to shareholders, an action is approved if the votes cast in favor of it exceed the votes opposing it, except that with respect to Proposal 1 (Election of Directors), the eight nominees receiving the greatest number of votes cast for the election of Directors will be elected.

                            PRINCIPAL SHAREHOLDERS

    The following table lists shareholders who are known by the Company to be beneficial owners of more than five percent of the outstanding Common Stock as of December 31, 1996.


                                              NUMBER OF
                                                SHARES           PERCENT
         NAME AND ADDRESS                    BENEFICIALLY           OF
         OF BENEFICIAL OWNER                    OWNED            CLASS(1)
---------------------------------------      ------------        --------
R.B. Haave Associates, Inc.                  1,448,900(2)        15.9%(3)
36 Grove Street
New Canaan, Connecticut 06840

Pioneering Management Corporation              745,200(4)         8.2%
60 State Street
Boston, Massachusetts 02109-1820

Brandywine Asset Management, Inc.              729,750(5)         8.0%
3 Christina Centre, Suite 1200
201 North Walnut Street
Wilmington, Delaware  19801-3933

Smith Barney Holdings, Inc.                    472,890(6)         5.2%
Travelers Group, Inc.
388 Greenwich Street
New York, New York  10013

Crown Vantage Inc. Employee Stock            1,021,070(7)        11.2%
   Ownership Plan Trust
c/o The Bank of New York
One Wall Street
New York, New York 10286

--------------------------
(1) Percentage calculations are based on shares outstanding as of the Record Date as adjusted under rules of the Securities and Exchange Commission.

(2) As reported on a Schedule 13G dated February 12, 1997, R.B. Haave Associates, Inc. had sole voting power, and sole dispositive power, over 1,448,900 shares.

(3) R.B. Haave Associates, Inc., in a letter dated February 20, 1997, informed the Company that it has undertaken to promptly sell such number of shares of Crown Vantage to reduce its ownership below 15% of the outstanding common shares.

(4) As reported on a Schedule 13G dated January 22, 1997, Pioneering Management Corporation had sole power to vote 745,200 shares; sole dispositive power over 45,000 shares, and shared dispositive power over 700,200 shares.

(5) As reported on a Schedule 13G dated February 24, 1997, Brandywine Asset Management, Inc. had sole voting and dispositive power as to 627,590 shares, and shared voting and dispositive power as to 102,160 shares.

(6) As reported on a Schedule 13G dated February 5, 1997, Smith Barney Holdings, Inc./Travelers Group Inc. had shared voting and dispositive power over 472,890 shares.

(7) As reported on a Schedule 13G dated January 31, 1997, The Bank of New York, as Trustee for the Crown Vantage Inc. StockPlus Employee Stock Ownership Plan Trust, had shared voting and dispositive power as to 1,021,070 shares of the Common Stock, which shares were held for the exclusive benefit of participants and beneficiaries in the Crown Vantage Inc. Employee Stock Ownership Plan pursuant to the terms of the Plan and the Plan trust agreement.

                                   PROPOSAL 1

                            ELECTION OF DIRECTORS

    Although the Company anticipates that all of the nominees will be able to serve, if at the time of the Meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board may designate.

    The following table sets forth the names, ages and principal occupations of the nominees for Director, together with certain other information.

                           DIRECTOR
NAME                 AGE     SINCE    PRINCIPAL OCCUPATION AND OTHER INFORMATION
----                 ---   --------   ------------------------------------------
William V. Daniel     68     1995     Retired.  Formerly Managing Director of
                                      and Consultant to Wheat First Butcher
                                      Singer, Richmond, Virginia.  Serves as a
                                      Director of James River Corporation of
                                      Virginia.

George B. James      59      1995     Senior Vice President and Chief Financial
                                      Officer of Levi Strauss & Co., San
                                      Francisco, California.  Serves as a
                                      Director of Fibreboard Corporation,
                                      Dallas, Texas.

Ernest S. Leopold    63      1995     Has been Chairman, President and Chief
                                      Executive Officer since creation of the
                                      Company in 1995.  Previously served as
                                      Executive Vice President, Communications
                                      Papers of James River Corporation of
                                      Virginia.

Joseph T. Piemont    73      1995     Management Consultant, Bluestone
                                      Management Corporation, Charlotte, North
                                      Carolina.  Serves as a Director of Silicon
                                      Gaming, Palo Alto, California. Previously served as a Director of James River
                                      Corporation of Virginia.

E. Lee Showalter     60      1995     Forest products industry consultant since
                                      1995. Previously served as Senior Vice
                                      President, Fiber Business of James River,
                                      March 1994 to December 1995. From November
                                      1992 to March 1994, served as Senior Vice
                                      President, Strategic Services of James
                                      River. From June 1987 to November 1992,
                                      served as Senior Vice President, Corporate
                                      Development for James River.

William D. Walsh     66      1996     General Partner of Sequoia Associates,
                                      Menlo Park, California.  Serves as a
                                      Director of Champion Road Machinery
                                      (Chairman of the Board), Waterloo,
                                      Ontario, Canada; Consolidated Freightways
                                      Corp. (Chairman of the Board), Menlo Park,
                                      California; URS Corporation, San
                                      Francisco, California; National Education
                                      Corp., Irvine, California; and Newcourt
                                      Credit Corp., Toronto, Ontario, Canada.

James S. Watkinson   69      1995     Chairman and formerly Chief Executive
                                      Officer of Morton G. Thalhimer, Inc.,
                                      Richmond, Virginia. Serves as a Director of NationsBank, N.A., Charlotte, North
                                      Carolina.

Donna L. Weaver      53      1995     Chairman of Weaver, Field & London, Inc.,
                                      San Francisco, California.  Serves as a
                                      Director of Hancock Fabrics, Inc., Tupelo,
                                      Mississippi and Ross Stores, Inc., Newark,
                                      California.

             COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table lists the number of shares of Common Stock that are owned beneficially by each Director, the executive officers named in the "Summary Compensation Table" below, and all Directors and executive officers as a group, as of the Record Date, according to data furnished by the persons named.

                                                          NUMBER OF SHARES
     NAME                                               BENEFICIALLY OWNED (1)
     ----                                               ----------------------
     DIRECTORS:
     William V. Daniel                                       4,583 (2)
     George B. James                                        22,377 (2)(3)(4)
     Ernest S. Leopold                                      84,188 (6)
     Joseph T. Piemont                                       6,234 (2)
     E. Lee Showalter                                       11,106 (2)(5)
     William D. Walsh                                       26,384 (2)(3)
     James S. Watkinson                                      6,100 (2)
     Donna L. Weaver                                         9,384 (2)(3)

     OTHER NAMED EXECUTIVE OFFICERS:
     C. Neil Henderson                                      23,045 (6)(7)
     Christopher M. McLain                                  28,638 (4)(6)
     Robert A. Olah                                         29,424 (6)(7)
     Charles H. Shreve                                      10,940 (7)

     All Directors and executive officers as
     a group (18 persons)                                  374,043

----------------------
(1) Represents shares held as of the Record Date directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares owned by each Director or executive officer represents less than 1%, and as to all Directors and executive officers as a group represents 4.1%, of the outstanding shares of Common Stock.

(2) Includes, as to each non-employee Director, 4,000 shares (except 3,000 shares as to Mr. Walsh) that may be acquired upon the exercise of Directors stock options, all of which are currently exercisable. These shares are considered outstanding for purposes of calculating each Director's percentage ownership.

(3) Includes restricted stock awards to non-employee Directors that vest in less than 12 months and as to which the Director has the right to vote the shares, as follows: Mr. James 3,384 shares; Mr. Walsh 3,384 shares; and Ms. Weaver 3,384 shares.

(4) Includes shares held by family trusts as to which the following named Director or executive officer and their spouses have shared voting and investment power: Mr. James, 12,000 shares; Mr. McLain, 1,000 shares.

(5) Excludes 1,402 shares held by Mr. Showalter's wife, as to which he has no voting or investment power and as to which he disclaims beneficial ownership, and includes 3 shares held in the James River StockPlus Investment Plan as of December 31, 1996.

(6) Includes restricted stock awards to executive officers that vest at various times, all within four years, and as to which the officer has the right to vote the shares, as follows: Mr. Leopold, 60,259 shares; Mr. Henderson, 13,370 shares; Mr. McLain, 15,590 shares; Mr. Olah, 17,879 shares and all Directors and executive officers as a group, 176,980 shares. Also includes shares issuable upon exercise of stock options exercisable prior to or within 60 days after the Record Date, as follows: Mr. Leopold, 21,766 shares; Mr. Henderson, 6,133 shares; Mr. McLain, 7,933 shares; Mr. Olah, 6,133 shares; and Mr. Shreve, 6,133 shares.

(7) Includes shares held under the Crown Vantage StockPlus Employee Stock Ownership Plan on December 31, 1996, and as to which the participant has shared voting and investment power, as follows: Mr. Henderson, 422 shares (Crown Vantage UK Share Accumulation Plan); Mr. Olah, 1,685 shares;
    Mr. Shreve, 1,074 shares; and all Directors and executive officers as a group, 10,172 shares.


                      CERTAIN INFORMATION CONCERNING THE
                    BOARD OF DIRECTORS AND ITS COMMITTEES

COMMITTEES OF THE BOARD

    The Board has established an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Safety, Environmental and Legal Committee.

    The Executive Committee of the Board consists of Messrs. Leopold (Committee Chairman), James and Showalter. The Executive Committee exercises the power and authority of the Board as may be necessary during intervals between meetings of the Board, subject to such limitations as are provided by law, the Company's Articles of Incorporation, Bylaws or resolutions of the Board.

    The Audit Committee of the Board, whose members are Ms. Weaver (Committee Chairman) and Messrs. James, Showalter and Watkinson, consists only of Directors who are not employees of the Company ("Outside Directors"). The Audit Committee meets periodically with management, members of the Company's internal audit staff and representatives of the Company's independent auditors. The Audit Committee reviews the scope of internal and external audit activities and the results of such audits and is responsible for making the annual recommendation to the Board of the firm of independent accountants to be retained by the Company to perform the annual audit.

    The Compensation Committee, whose members are Messrs. James (Committee Chairman), Daniel, Piemont, and Walsh and Ms. Weaver, consists only of Outside Directors. The Compensation Committee is responsible for recommending the salaries and compensation programs for executive officers to the Board. This committee is also responsible for administering the Company's profit sharing plan for salaried employees, its incentive stock plan and other benefit programs. None of the members of the Compensation Committee is entitled to participate in any of the Company's benefit plans other than the Stock Option Plan for Outside Directors and the Stock Award Plan for Outside Directors (as described below).

    The Nominating Committee's members are Messrs. Watkinson (Committee Chairman), Daniel, James and Showalter and Ms. Weaver. This committee recommends to the Board the candidates for election as Directors of the Company and members of the Board committees. The Nominating Committee also considers candidates recommended by shareholders entitled to vote for the election of Directors. Shareholder recommendations for director candidates should include the candidate's name and qualifications and may be submitted in writing to the Company's Secretary.

    The Safety, Environmental and Legal Committee's members are Messrs. Showalter (Committee Chairman), Piemont, Walsh and Watkinson. This committee reviews the Company's performance in its commitment to an accident-free, injury-free work environment, as well as the Company's environmental strategy, policies and performance. The committee also periodically reviews material legal matters.

    The Board may establish other committees as it deems advisable.

ATTENDANCE AT MEETINGS

    During 1996, the Board held seven meetings, the Compensation Committee five meetings, the Audit Committee three meetings, the Nominating Committee two meetings, and the Safety Environmental and Legal Committee two meetings. The Executive Committee did not meet during 1996. All Directors attended (during the period each served as a Director) at least 75% of the meetings of the Board and the committees to which they were assigned.

COMPENSATION OF DIRECTORS

   MEETING FEES. Outside Directors receive $2,000 for attendance at each meeting of the Board, $1,000 for attendance at each meeting of a committee of the Board on which they serve, and $600 for participating in a Board or committee meeting by telephone. The Company also reimburses Outside Directors for usual and ordinary expenses of attending meetings. Directors who are employees of the Company do not receive any fees for service on the Board or its committees.

   STOCK AWARD PLAN FOR OUTSIDE DIRECTORS. Outside Directors participate in the Company's Stock Award Plan for Outside Directors (the "Award Plan"). For 1996 and 1995, this Plan provided that the Company would award each Outside Director on the first business day of each fiscal year, that number of whole shares of Common Stock that, when multiplied by the fair market value of Common Stock, would as nearly as possible equal, but not exceed, $25,000. This Plan also required that a minimum of 500 shares would be awarded to each Outside Director each fiscal year. In fiscal 1996, the Company awarded 1,773 shares to each Director under the Award Plan, except that Mr. Walsh received 833 shares, his proportionate number of shares for his service as a Director for a portion of the fiscal year.

   For years beginning with 1997, the Award Plan has been amended.  The
Award Plan provides to each Outside Director on the first business day of each fiscal year an award of that number of whole shares of Common Stock that, when multiplied by the fair market value of Common Stock, would as nearly as possible equal, but not exceed, $12,500. The fair market value of the stock is based on the mean of the average of the high and low trading prices of the stock for each of the ten trading days immediately preceding the award date. The minimum award is 250 shares. The Award Plan provides for annual cash compensation to Outside Directors as may be determined from time to time by the Board. The Board has set this annual cash compensation for 1997 at $12,500, payable quarterly. Outside Directors may elect, in lieu of the annual cash compensation, to receive on the first business day of the fiscal year, that number of whole shares of Common Stock that, when multiplied by the fair market value of Common Stock, shall as nearly as possible equal, but not exceed, 1.2 times the amount of annual cash compensation under this Plan. For 1997, each Outside Director elected to receive 1,692 shares of Common Stock in lieu of the annual cash compensation, except that Messrs. Daniel and Piemont each elected to receive payment of $12,500.

   The Award Plan reserved a total of 75,000 shares for issuance.  An
Outside Director who joins the Board during a Fiscal Year receives a pro rata portion of the annual award (shares and cash compensation) based on the number of days remaining in the fiscal year. Awards of stock under this Plan vest one year after the award date if the Director continues to be a member of the Board during the year following the date of the award. The award also vests if a Director retires from the Board at or after age 65, dies or ceases to be a Director as a result of a change of control as defined in the Award Plan. Directors may sell shares awarded under the Plan after the shares have vested, subject to any applicable restrictions under securities laws. The shares may not be sold or otherwise transferred or encumbered before they vest. Outside Directors may vote and are entitled to receive dividends, if any, declared on shares issued under the Award Plan.

   A Director may elect to defer receipt of stock under the Stock Award
Plan, in which case issuance of the shares will be made after the Director ceases to be a Director or at an earlier date designated by the Director at the time of the deferral. The election to defer the receipt of shares must be made with respect to at least 40% of the shares granted under an award, is irrevocable and must be made before the award is granted. If a Director elects to defer the receipt of shares, a book account is created by the Company in the Director's name, and hypothetical shares of Common Stock are credited to the book account. Such hypothetical shares are adjusted to reflect cash and stock dividends (if any) paid with respect to Common Stock. If an Outside Director continues as a member of the Board during the entire one-year period following the date of an award, the Director is entitled to payment of the deferred shares of Common Stock as of the date designated in the Director's deferral election. If an Outside Director ceases to be an Outside Director during such one-year period (other than on account of retirement on or after attaining age 65, death or a change of control), the Outside Director will forfeit all of the Director's interest in his book account except for the portion attributable to cash dividends declared on Common Stock during the one-year period. Payments from an Outside Director's book account are made in whole shares of Common Stock.

   STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. Outside Directors also participate in the Company's Stock Option Plan for Outside Directors (the "Directors' Option Plan"), which has reserved 100,000 shares for issuance. Under the Directors' Option Plan, each person shall automatically receive an option to purchase 3,000 shares of Common Stock upon becoming an Outside Director. As of each April 15, each Outside Director who has been a Director for at least nine months will automatically receive an option to purchase 1,000 shares of Common Stock. The option price will be equal to the fair market value of the stock on the date of grant, which shall be based on the mean of the average of the high and low trading prices for each of the ten trading days immediately preceding the date of grant. Options are exercisable for ten years after the date of grant or for a specified period of time after the optionee ceases to be a Director. A Director may exercise options by paying cash, by tendering shares of Common Stock or by delivering an exercise notice with instructions to a broker to deliver to the Company the amount of sale or loan proceeds from an appropriate amount of the option shares to pay the exercise price.

                     COMPENSATION AND CERTAIN INFORMATION
                         REGARDING EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

   The following table sets forth compensation and other information for the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for 1996 and the period from August 28, 1995 through December 31, 1995.


                                                                              LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION                            AWARDS
                           --------------------------------------------   -----------------------------
                                                                            RESTRICTED      SECURITIES
        NAME AND                                         OTHER ANNUAL         STOCK         UNDERLYING      ALL OTHER
  PRINCIPAL OCCUPATION     YEAR    SALARY     BONUS     COMPENSATION(1)   AWARD(S)(2)(3)   OPTIONS/SARS   COMPENSATION(4)
------------------------   ----   --------   --------   ---------------   --------------   ------------   ---------------
Ernest S. Leopold          1996   $450,000      -0-                         $783,938         34,590           $21,308
Chairman, President and    1995   $143,077   $135,463                       $217,265         65,300          $830,471
Chief Executive Officer

Christopher M. McLain      1996   $200,000      -0-                         $270,048          9,540           $1,786
Senior Vice President      1995    $50,000    $37,609                          -0-           23,800            -0-
& General Counsel,
Secretary (served since
October 1995)

C. Neil Henderson          1996   $186,000    $61,350                       $231,543         8,250           $5,167
Senior Vice President,     1995    $53,038    $19,500                          -0-          18,400             -0-
Uncoated Printing &
Publishing Papers

Robert A. Olah             1996   $175,000      -0-                         $231,543         8,250          $5,793
Senior Vice President,     1995    $53,846    $39,990                       $128,511        18,400            $973
Packaging Papers

Charles H. Shreve          1996   $175,000      -0-                         $217,500         -0-            $5,032
Senior Vice President,     1995    $53,846    $39,990                          -0-          18,400            -0-
Chief Financial Officer
(until June 1996) and
Chief Accounting Officer
(retired January 1997)

----------------------

(1) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for the periods reported.

(2) The 1995 restricted stock awards were granted in connection with the Spin-Off to replace deferred stock previously granted under James River's Deferred Stock Plan that was forfeited by the named executive officers at the Spin-Off. The 1995 restricted stock awards to Mr. Leopold vest as follows: 4,639 shares vested on June 14, 1996, 2,255 shares will vest on June 14, 1997 and 2,254 shares on June 14, 1998. The 1995 restricted stock awards to Mr. Olah vest as follows: 902 shares vested on June 14, 1996, 902 shares will vest on each June 14 for 1997 through 2000, and 901 shares on June 14, 2001. The 1996 restricted stock awards were granted to executives in January and August 1996 as follows: Mr. Leopold, 50,000 shares (January) and 5,750 shares (August); Mr. McLain, 17,500 shares (January) and 1,590 shares (August); Mr. Henderson, 15,000 shares (January) and 1,370 shares (August): Mr. Olah, 15,000 shares (January) and 1,370 shares (August); and Mr. Shreve, 15,000 shares (January). The 1996 restricted stock awards will vest as to one-fifth of the January award on each anniversary date of the January 1996 awards, commencing January 1997, and as to one-third of the August award on each anniversary date of the August 1996 awards, commencing August 1997. The recipients of the restricted stock awards are entitled to vote the shares and receive any dividends or other distributions paid thereon.

(3) The number and value of the aggregate restricted stock award holdings at December 29, 1996, for the named executive officers were as follows:
    Mr. Leopold, 60,259 shares, $474,539; Mr. McLain, 19,090 shares, $150,334; Mr. Henderson, 16,370 shares, $128,914; Mr. Olah, 20,879 shares, $164,422; and Mr. Shreve 15,000 shares, $118,125. Such values were determined by the market price for the Company's Common Stock at the end of the latest fiscal year ($7.875).

(4) The amount disclosed for Mr. Leopold for 1995 includes (i) $826,370, which represents the amount that the Company reimbursed in 1995 to James River for the payment of taxes owed by Mr. Leopold on an annuity purchased to satisfy a supplemental executive retirement plan benefit earned by Mr. Leopold while employed by James River (See "Employee Pension Plans") and (ii) $4,101, which represents the Company's portion of premiums paid in 1995 on an enhanced life insurance plan. The amount for Mr. Leopold for 1996 includes $15,819 for the Company's portion of premiums paid in 1996 for such insurance plan and $5,489 as the Company's contributions to the Crown Vantage StockPlus Employee Stock Ownership Plan. The amount included for Mr. Henderson includes $4,667 as the Company's contributions to the Crown Vantage UK Share Accumulation Plan and $500 for the Company's portion of premiums paid for such insurance plan. The amounts included for Messrs. McLain, Olah and Shreve represent the Company's contributions to the Crown Vantage StockPlus Employee Stock Ownership Plan.



SEVERANCE AND EMPLOYMENT AGREEMENTS

   SEVERANCE AGREEMENTS. The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation Table. The agreements provide that, if the executive is terminated other than for cause, retirement or disability within three years after a change of control of the Company or if the executive terminates his employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive a lump sum severance payment equal to three times the sum of his highest target annual compensation during the three years immediately preceding the change in control, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for certain income and excise taxes imposed with respect to payments or benefits received due to a change of control. Mr. Shreve's agreement expired upon his retirement in January 1997.

   EMPLOYMENT AGREEMENT WITH CEO. The Company has entered into an employment agreement with Mr. Leopold for a period ending on his 65th birthday or earlier retirement. Provisions under the agreement provide Mr. Leopold with continuation of his annual base salary, incentive plans and benefits during the term of the agreement. If Mr. Leopold is terminated other than for cause, or Mr. Leopold terminates his employment for good reason, Mr. Leopold will be entitled to receive a lump sum severance payment equivalent to that provided in the severance agreements described above, with such payment reduced proportionately if termination was within three years of his 65th birthday. If Mr. Leopold becomes disabled or dies during the term of the agreement, he or his estate would be entitled to receive a lump sum payment equivalent to one year of salary plus two times his then target bonus. If there were a change of control of the Company during the term of the agreement, Mr. Leopold would be entitled to the same payments and terms provided in the severance agreements described above.

   RETIREMENT PAYMENT. Upon the retirement of Mr. Shreve in January 1997, the Company vested Mr. Shreve's previous award of 15,000 shares of restricted stock and made an additional cash payment, such that the total value of the payment made at retirement was $255,000.

STOCK OPTION GRANTS AND HOLDINGS

    The following tables set forth information concerning stock options and stock appreciation rights ("SARs") granted to the Chief Executive Officer and the named executive officers of the Company and exercises of such options and SARs by such persons during 1996.

                          OPTION/SAR GRANTS IN 1996

                                                                            Potential Realizable
                        Number of                                              Value at Assumed
                       Securities    % of Total                                 Annual Rates of
                       Underlying    Options/SARs                               Stock Price
                        Options/     Granted to     Exercise                   Appreciation for
                         SARs        Employees in    Price     Expiration      Option Term (2)
    Name               Granted (1)   Fiscal Year   Per Share    Date         5%             10%
    ----               -----------   ------------   ---------  ----------   --------     ----------
Ernest S. Leopold        34,590          9.1%         $10.00     8/16/06    $217,535      $551,276
Christopher M. McLain     9,540          2.5%         $10.00     8/16/06    $59,997       $152,043
C. Neil Henderson         8,250          2.2%         $10.00     8/16/06    $51,884       $131,484
Robert A. Olah            8,250          2.2%         $10.00     8/16/06    $51,884       $131,484
Charles H. Shreve          -0-           -0-


-----------------------

(1) These option grants under the 1995 Incentive Stock Plan become exercisable in three equal cumulative annual amounts beginning one year after the grant date. The exercise price for each option is equal to the fair market value per share of the Common Stock on the grant date. The 1995 Incentive Stock Plan provides for the acceleration of the vesting of options in certain circumstances, including a change of control or corporate change. No SARs were granted in 1996.

(2) These options were granted for a term of ten years. As permitted by the Securities and Exchange Commission, the amounts disclosed are the result of calculations at five and ten percent assumed rates of appreciation over the ten year term of the options. These amounts are not intended to forecast potential future appreciation of the Common Stock price.

                      AGGREGATED OPTION/SAR EXERCISES IN 1996
                       AND FISCAL YEAR END OPTION/SAR VALUES

    There were no stock options exercised during 1996 by the Chief Executive Officer or any of the named executive officers of the Company.

                                                       Number of Securities             Value of Unexercised
                                                      Underlying Unexercised                in-the-Money
                                                          Options/SARs                      Options/SARs
                           Shares                         as of 12/29/96                  as of 12/29/96 (1)
                          Acquired        Value      ---------------------------    -------------------------------
     Name               on Exercise     Realized     Exercisable   Unexercisable    Exercisable       Unexercisable
    -----               -----------     --------     -----------   ------------     -----------       -------------
Ernest S. Leopold            0             $0          21,766         78,124            $0                  $0
Christopher M. McLain        0             $0           7,933         25,407            $0                  $0
C. Neil Henderson            0             $0           6,133         20,517            $0                  $0
Robert A. Olah               0             $0           6,133         20,517            $0                  $0
Charles H. Shreve            0             $0           6,133         12,267            $0                  $0


---------------------

(1) The value of unexercised in-the-money options as of December 29, 1996, is calculated as the fair market value of the Common Stock on the last day of the Company's fiscal year ($7.875 per share) minus the exercise price. No SARs were granted in 1996.

EMPLOYEE PENSION PLANS

     Under the Company's Retirement Plan for Salaried and Other Non-Bargaining Unit Employees (the "Salaried Retirement Plan"), participating employees contribute 1% of their pensionable earnings. Pensionable earnings include base salary, overtime compensation, profit sharing, bonuses and commissions. Annual benefits payable under the Plan are currently equal to the product of the participant's years of service while contributing to the Plan, up to 35 years, multiplied by the sum of 1.05% of a participant's "Final Average Pay" (the average of a participant's highest five consecutive years of pensionable earnings) plus .65% of a participant's Final Average Pay in excess of covered compensation (the average of the taxable Social Security wage bases during a participant's work lifetime, up to 35 years). A participant will be vested in the portion of benefits attributable to the Company's contributions (i) after five years of service or (ii) if the participant's contributions remain in the Plan until age 65. Participants received credit under the Salaried Retirement Plan for covered service with James River or its predecessors, if applicable.

     Messrs. Leopold, Olah, and Henderson also participate in the Company's Frozen Retirement Plan for Salaried and Other Non-Bargaining Unit Employees (the "Frozen Plan"). The executives' benefits under the Frozen Plan are the benefits that they had accrued as participants under James River's Retirement Plan for Salaried and Other Non-Bargaining Unit Employees prior to the Spin-Off. The executives are not entitled to accrue additional benefits under the Frozen Plan. However, the executives' service with Crown Vantage is taken into account under the Frozen Plan for purposes of determining whether they will be vested in the portion of benefits attributed to James River's contribution to the Plan, and the executives' eligibility to receive payment of their benefits. The amount of benefits payable to the executives from the Salaried Retirement Plan is offset by the amount of benefits payable to them from the Frozen Plan.

     Effective in 1996 under Internal Revenue Service regulations, the maximum annual benefit that may be paid to any retiree from the Salaried Retirement Plan and the Frozen Plan (if applicable), attributable to employer contributions, is $120,000. In addition, pensionable earnings over $150,000 are not taken into account for purposes of calculating plan benefits. These limits may be increased to take into account increases in the cost of living. The Company's Supplemental Benefit Plan provides eligible individuals with the difference between the benefits they actually accrue under the Salaried Retirement Plan and accrued under the Frozen Plan (if any), and the benefits they would have accrued under such plans but for the maximum benefit and compensation limitations imposed by law. The Supplemental Benefit Plan provides an additional benefit for senior employees. These employees will receive the retirement benefit that would have been provided by the Salaried Retirement Plan, the Frozen Plan (if applicable) and the Supplemental Benefit Plan, had the employee's service with a predecessor company been taken into account, reduced by the total benefit payable to the employee from the Company's pension plans and pension plans of a predecessor company of James River or the Company. Participants in the Supplemental Benefit Plan are general creditors of the Company. The supplemental benefits are to be paid by the Company as the benefits become payable, except as described below.

     The Supplemental Benefit Plan provides that the accrued benefits under the Plan may be distributed at the discretion of the Company. The Company may make distributions to certain eligible individuals providing each such individual with cash or an annuity, on an after tax basis, approximating the individual's accrued benefit under the Supplemental Benefit Plan as of a specified date.

               APPROXIMATE ANNUAL PENSION BENEFIT AT AGE 65


                                        Years of Service
Final Average  ----------------------------------------------------------------
   Pay            10         15         20         25         30         35
-------------   -------   -------   --------    --------   --------   ---------
 $ 200,000     $ 32,320  $ 48,480   $ 64,640    $ 80,800   $ 96,960   $113,120
   400,000       66,320    99,480    132,640     165,800    198,960    232,120
   600,000      100,320   150,480    200,640     250,800    300,960    351,120
   800,000      134,320   201,480    268,640     335,800    402,960    470,120
 1,000,000      168,320   252,480    336,640     420,800    504,960    589,120


     The pensionable earnings of each of the named executive officers are not materially different from the amounts disclosed as annual compensation in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the Chief Executive Officer and named executive officers are as follows: Ernest S. Leopold, 35 years; Christopher
M. McLain, 13 years; C. Neil Henderson, 32 years; and Robert A. Olah, 26 years. The above table shows the approximate annual pension benefit that would be provided to salaried employees under the current benefit formula under the Salaried Retirement Plan and the Frozen Plan upon retirement at age 65, assuming that a single life annuity has been elected. The amounts in the table are not subject to reduction for Social Security or other offset amounts. The pension table includes benefits under the Supplemental Benefit Plan, some of which will be provided by the annuities purchased, if any, as described above.

     In addition to the benefits payable to Mr. Leopold under the pension plans described above, in 1995 Mr. Leopold received an annuity from James River which, on an after tax basis, approximated his accrued benefit under the James River Supplemental Benefit Plan as of a specified date. The annuity will be payable by an insurance company under an annuity contract owned by Mr. Leopold. In 1995, the Company reimbursed James River $887,853 for the cost of the annuity contract.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

THE COMPENSATION PROGRAM

     Crown Vantage's compensation program is designed to enhance shareholder value by linking a large part of executive compensation directly to performance which is highly correlated with stock price. The objective is to provide executives an opportunity to achieve total compensation above that of their peers over time when performance exceeds expected results. A principal focus for 1996 was to increase cash flow through superior operating results which would provide funds to reduce debt. The primary components of the 1996 compensation program were base salary, an annual cash bonus based mostly on the Company's excess cash flow and a long-term opportunity to participate in increased shareholder value through grants of stock options and restricted stock.

RESPONSIBILITIES OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of Crown Vantage (the "Committee") is comprised solely of independent, non-employee Directors.
 The Committee reviews and approves incentive plans, executive benefit programs and the overall compensation structure for the Company. The Committee reviews and approves base salaries, bonuses and any other cash payments to executive officers and other key employees. The Committee also grants stock options and restricted stock, approves the terms of such awards and interprets incentive plans, as required. As administrator of the incentive plans, the Committee establishes the targets for performance and awards at the beginning of the plan year, and approves payment of actual awards under the plan.

     The Committee engaged an executive compensation consultant to review the compensation structure and components for appropriateness for Crown Vantage. The consultant reviewed the Company's program against other companies for competitiveness and considered the current constraints on the Company's financial position. The Committee met with the consultant without management present to discuss the program and the consultant's findings. The Committee also met without management present to discuss the Chief Executive Officer's performance against pre-established objectives and his compensation.

ELEMENTS OF THE COMPENSATION PROGRAM

     The primary elements of the Company's compensation program for the Chief Executive Officer ("CEO") and other executive officers of Crown Vantage are described below.

     BASE SALARY. Base salaries are reviewed annually by the Committee with input as to competitive practices provided by the compensation consultant, using industry and national trends. Individual salaries may be


--------------------------
(1) The material in this report and under the caption "Performance Graph" is not "soliciting material," is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

adjusted based on this information and the performance of the executive during the preceding year against pre-established goals. The objective of the Committee is to set base salaries at the median of salaries of similar positions in comparable companies.

     ANNUAL INCENTIVE PLANS. The Profit Sharing Plan for 1996 was established to reward management for meeting individual performance objectives and an overall Company excess cash flow target established by the Committee prior to the plan year. Actual awards were to be granted by the Committee based on management's performance against these targets. Such awards were the only annual incentive to be granted to management for 1996. Due to performance against plan, the Profit Sharing Plan for 1996 generated no payments of awards for 1996 for any plan participant, including the CEO and the other named executives in the Summary Compensation Table (except that Mr. Henderson received an award under a separate plan based on the Company's operations in the United Kingdom).

     STOCK OPTION AND RESTRICTED STOCK AWARDS. The Committee believes that stock options and grants of restricted stock are a superior incentive to motivate key employees to act in the best interests of shareholders. The Committee also feels it is important for the key managers to have the potential for a significant ownership interest in Crown Vantage. Because of the need to utilize cash to repay debt, stock options and grants of restricted stock are a key element in the Company's compensation structure. Stock options and restricted stock are the only long term incentives that the CEO and other named executive officers receive.

     The Committee made awards of stock options in 1996 under the 1995 Incentive Stock Plan. The awards were based on a number of factors, including the competitive level of long-term incentive awards, the prospective level of total compensation, and the individual's responsibilities and ability to influence shareholder value. The Committee also made awards of restricted stock in 1996 to certain executives as part of the long-term incentive program of the Company.

     Based on these factors, at the discretion of the Committee, the CEO was granted stock options and restricted stock in 1996 with an exercise price equal to the fair market value on the date of grant. The options and restricted stock vest over a three-year employment period and the options generally expire no later than ten years after grant. Stock options and restricted stock awarded to other named executive officers were determined in a similar fashion.

     In January 1996 an award of restricted stock was made to the CEO and other named executive officers. The grant, which vests over a five-year employment period, was based on the need to further motivate managers to influence shareholder value, and the need to retain management for the new Company's operations.

POLICY REGARDING DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company's CEO and to each of the other four most highly compensated executive officers. The Company generally may deduct compensation paid to such an officer only to the extent the compensation does not exceed $1 million during any fiscal year or is "performance based" as defined in Section 162(m). The Committee considers the net cost to Crown Vantage in making compensation decisions. While the Committee does not expect the Company's current compensation program will result in compensation of $1 million or more to any executive officer, the annual incentive plans and the stock option plan have been designed to permit compensation paid thereunder to qualify as performance-based compensation for purposes of the Internal Revenue Code.

COMPENSATION COMMITTEE MEMBERS

     George B. James, CHAIR
     William V. Daniel
     Joseph T. Piemont
     William D. Walsh
     Donna L. Weaver

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the S&P 500 Composite Stock Price Index and the S&P Paper and Forest Products Composite Index, for the period from August 28, 1995 (the date on which the Common Stock first traded) through year-end, assuming an initial investment of $100 and the reinvestment of all dividends.


                                [GRAPH]



                        1991        1992       1993       1994     1995(1)     1996
                       -------    -------    -------    -------    -------    -------
Crown Vantage          $100.00    $100.00    $100.00    $100.00    $ 52.78     $31.48
S & P 500              $100.00    $100.00    $100.00    $100.00    $110.77    $136.21
S & P Paper & Forest   $100.00    $100.00    $100.00    $100.00    $ 88.77     $98.19
Products Group


--------------
(1) For the four months ended December 31, 1995.


                                   CERTAIN RELATIONSHIPS
                                  AND RELATED TRANSACTIONS

SPIN-OFF OF COMPANY BY JAMES RIVER

     In connection with a restructuring, James River in August, 1995 implemented the Spin-Off of certain of its assets. To provide financing for the Spin-Off, the Company's principal operating subsidiary, Crown Paper Co. ("Crown Paper") issued $250,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2005 and incurred $295 million (including $42 million under letters of credit) of initial borrowings under a $350 million Bank Credit Facility. The proceeds of these financings were (i) paid to James River as a return of its capital investment in the Company; and (ii) used to pay certain transaction expenses associated with the financings and the Distribution. In connection with the Spin-Off, Crown Vantage also issued to James River three 11.45% Senior Pay-in-Kind Notes due 2007 in aggregate principal amount of $100,000,000.

     Since the Spin-Off, the Company has operated independently of James River. However, in order to govern certain on-going relationships between the Company and James River and to provide mechanisms for an orderly transition, the Company and James River prior to the Spin-Off entered into a Contribution Agreement, which provides for, among other things, the principal corporate transactions that were required to effect the transfer of the James River assets to the Company and the Distribution, and certain related agreements and transition agreements. The related and transition agreements generally provide for the allocation of assets, resources, employees, benefit plans, taxes, liabilities and certain administrative and other services, and for the purchase and sale of products between the Company and James River. Generally, these agreements reduce or eliminate over time. In 1996, under all such agreements, the Company made payments to James River totaling approximately $45 million, and James River made payments to the Company totaling approximately $68 million. As discussed under "Election of Directors," Messrs. Leopold and Showalter, both of whom are currently Directors and are nominated to continue as Directors of the Company, were executive officers of James River before the Spin-Off. Mr. Leopold terminated his employment with James River in connection with the Spin-Off, and Mr. Showalter retired from James River effective December 31, 1995.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations thereunder require the Company's Directors, certain officers and holders of more than 10% of the Common Stock to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. The Company undertakes to file such forms for its Directors and officers pursuant to powers of attorney given to certain attorneys-in-fact. Such Directors, officers and shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports received or written representations from such officers, Directors and shareholders, the Company believes that, during the fiscal year ended December 29, 1996, all Section 16(a) filing requirements applicable to such Directors, officers and shareholders were met, except that an amendment was filed on behalf of each of Director Daniel and Director Watkinson correcting information reported by each of them in a previously filed Form 4.

                           INDEPENDENT ACCOUNTANTS

     Ernst & Young LLP is the accounting firm selected by the Board of Directors to examine and report on the Company's financial statements for the 1996 fiscal year. It is expected that representatives of the firm will be present at the meeting to make any statements they desire to make and to answer questions directed to them.

     In June 1996, the Audit Committee recommended, and the Board of Directors selected Ernst & Young as independent accountants for the Company replacing Coopers & Lybrand LLP. The Company has had no disagreements with Coopers & Lybrand during the 1994 or 1995 fiscal years or the subsequent interim period to June 1996 on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Coopers & Lybrand, would have caused Coopers & Lybrand to make reference to the subject matter of the disagreement in connection with its report. The reports of Coopers & Lybrand on the Company's financial statements for the 1994 and 1995 fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

                  OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     The Company has no present knowledge of any other matters to be presented at the Annual Meeting of Shareholders. If any other matters should properly come before the meeting, and any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy with respect to any such other matter in accordance with their best judgment.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any shareholder desiring to make a proposal to be acted upon at the 1998 annual meeting of shareholders must present such proposal to the Secretary of the Company, whose address is 300 Lakeside Drive, Oakland, California 94612, not later than December 2, 1997, in order for the proposal to be considered for inclusion in the Company's Proxy Statement. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

     The Company's Bylaws prescribe the procedure that a shareholder must follow to bring any business before an annual meeting of shareholders: The shareholder must be a shareholder of record entitled to vote on the matter and must give notice to the Secretary as specified in the Bylaws between January 2 and February 1 of the year in which the annual meeting is to occur, unless the date of such meeting has been moved more than 30 days from the meeting date specified in the Bylaws (the second or third Thursday in April), in which case the required notice should be given not less than 60 days before such meeting date, except that if the shareholder wants a proposal to be considered for inclusion in the Company's Proxy Statement, such proposal must be presented not later than December 2, 1997, as explained above. Each such shareholder's notice shall set forth as to each such matter (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder proposing such business, (ii) the class and number of shares of stock of the Corporation beneficially owned by such shareholder, (iii) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to bring before the meeting the business specified in the notice, (iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting and the reasons for wanting to conduct such business, (v) any material interest that the shareholder has in such business, and (vi) if applicable, certain other information concerning any director candidate to be nominated by the shareholder. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Secretary at the Company's headquarters.

                              ANNUAL REPORT

     A copy of the Annual Report of the Company for the fiscal year ended December 29, 1996, is being mailed to you with this Notice and Proxy Statement. No part of the Annual Report shall be regarded as proxy soliciting material.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY ANY SHAREHOLDER AFTER APRIL 1, 1997, FREE OF CHARGE, UPON WRITTEN REQUEST TO CROWN VANTAGE INC., ATTENTION: INVESTOR RELATIONS, 300 LAKESIDE DRIVE, OAKLAND, CALIFORNIA 94612, OR BY CALLING (510) 874-3400.


                                       By Order of the Board of Directors



                                       Christopher M. McLain
                                       SECRETARY

                           CROWN VANTAGE INC.

                                               THIS PROXY IS SOLICITED ON BEHALF
                                               OF THE BOARD OF DIRECTORS

                           PROXY   The undersigned hereby appoints
                                   James S. Watkinson and Donna L. Weaver as
                                   Proxies, each with the power to appoint
                                   his or her substitute, and hereby
                                   authorizes them or either of them to
                                   represent and to vote, as designated
                                   below, all the shares of common stock of Crown Vantage Inc. held of record by the undersigned on March 4, 1997 at the annual meeting of shareholders to be held on May 6, 1997 or any adjournment thereof.

1.  Election of Directors

                    [   ] FOR ALL NOMINEES LISTED BELOW [   ] WITHHOLD AUTHORITY
                                                              TO VOTE FOR ALL
                                                              NOMINEES LISTED
                                                              BELOW

     W. Daniel, G. James, E. Leopold, J. Piemont, E. Showalter,
     W. Walsh, J. Watkinson, D. Weaver

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

-------------------------------------------------------------------------------


2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

PLEASE PRINT EXACT NAME(S) IN WHICH SHARES ARE REGISTERED, AND SIGN EXACTLY AS YOUR NAME APPEARS. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.



                                   Dated:                           , 1997
                                         --------------------------



                                   --------------------------------------------
                                   Print Name


                                   --------------------------------------------
                                   Signature


                                   --------------------------------------------
                                   Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE SUBMIT A COMPLETED CARD EVEN IF YOU INTEND TO ATTEND THE MEETING.